Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors:	For Media:
Carol Hausner	Barbara Yates
Executive Director, Investor Relations	The Yates Network
and Corporate Communications	(781) 258-6153
ImmunoGen, Inc.
(781) 895-0600
info@immunogen.com

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2013 Financial Results
and Provides Quarterly Update

•                  Marketing applications submitted for trastuzumab emtansine (T-DM1) in the US and Europe.

•                  Meaningful clinical data expected to be reported in coming year — for ImmunoGen compounds, T-DM1, and other partner compounds.

•                  ImmunoGen well positioned to advance its wholly owned compounds at least through proof-of-concept.

WALTHAM, MA, October 26, 2012 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops anticancer products using its Targeted Antibody Payload (TAP) technology and antibody expertise, today reported financial results for the three-month period ended September 30, 2012 — the first quarter of the Company’s 2013 fiscal year — and provided an update on the Company.

“In the past few months, the results from the T-DM1 Phase III EMILIA trial have been used as the basis for Roche’s marketing submissions, reported in oral presentations at ASCO and ESMO, and published in the New England Journal of Medicine,” commented Daniel Junius, President and CEO. “Roche has continued to expand the potential commercial opportunity for T-DM1, into earlier stages of HER2+ breast cancer and now also into HER2+ gastric cancer. We believe T-DM1 has the potential to rapidly become a highly successful product that makes a real difference for appropriate patients.”

Mr. Junius continued, “Many other, earlier stage TAP compounds are also making meaningful progress. Of particular importance, we now have three wholly owned TAP compounds in clinical testing, and expect to submit an IND for our fourth by mid-2013. We believe the potential value of these TAP compounds will become more apparent over the course of 2013.”

Product Pipeline Update

•                  T-DM1, in global development by Roche:

•                  Marketing applications submitted for lead indication — In August, Roche applied for marketing approval in the US and Europe of T-DM1 for the treatment of HER2+ metastatic breast cancer (BC) in patients who had previously received Herceptin®. T-DM1 was found to significantly improve both overall survival and progression-free survival compared to standard-of-care in the EMILIA Phase III trial and was associated with fewer Grade 3 or greater (severe) adverse events.

•                  Progress in Phase III trial, MARIANNE, for first-line treatment of HER2+ metastatic BC — Patient enrollment was completed this spring, and Roche now expects data from this trial in late 2013/early 2014, which is earlier than originally projected.

•                  Registration trials in early stage HER2+ BC on track to start in 2013 — Roche plans to evaluate T-DM1 for neoadjuvant use, for adjuvant use and for treatment of residual invasive disease following surgery.

•                  Assessment for metastatic HER2+ gastric cancer underway — Roche has initiated a trial assessing T-DM1 for second-line treatment of this disease and expects to apply for marketing approval for this use in 2015.

•            IMGN901, ImmunoGen’s lead wholly owned compound:

•                  Patient enrollment progressing in NORTH trial —Thirty-three sites across four countries are now participating in this randomized Phase II trial assessing IMGN901 as part of a combination regimen for first-line treatment of small-cell lung cancer. The Company expects to report the first findings from this Phase II assessment in the second half of 2013. Findings from its dose-finding Phase I assessment were reported at medical meetings in September and October.

•                  Multiple myeloma data to be presented at American Society of Hematology (ASH) annual meeting — Data from the Phase I trial assessing IMGN901 as part of a combination regimen for this cancer will be reported in an oral presentation at the ASH annual meeting in December.

•            IMGN853, ImmunoGen’s wholly owned folate receptor α (FOLR)-targeting TAP compound:

•                  Patient enrollment in the Phase I trial is underway at several sites in the US.

•                  ImmunoGen expects to report the first clinical data with IMGN853 in 2013.

•            IMGN529, ImmunoGen’s wholly owned TAP compound for non-Hodgkin’s lymphoma:

•                  The study protocol was successfully amended to allow use of single-patient cohorts during dose escalation.

•                  Patient enrollment is underway at an expanding number of clinical centers.

•                  ImmunoGen expects to report the first clinical data with IMGN529 in 2013.

•            Other clinical-stage compounds — In addition to T-DM1, seven other compounds are in clinical testing through ImmunoGen’s collaborative partnerships.

•                  The Company expects clinical data to be reported for most, if not all, of these compounds in 2013.

Financial Results and Guidance

ImmunoGen reported a net loss of $25.2 million, or $0.30 per basic and diluted share, for the quarter ending September 30, 2012 (1Q FY2013), as compared to a net loss of $19.5 million, or $0.26 per basic and diluted share, for the same quarter of the last year (1Q FY2012).

Revenues were $4.1 million for 1Q FY2013, as compared to $2.5 million for the same period last year. Revenues in 1Q FY2013 include $1.4 million of research and development support fees and $0.9 million of license and milestone fees, compared to $1.1 million and $1.2 million respectively, for the same quarter last year. Revenues in 1Q FY2013 also include $1.8 million of clinical material reimbursement, compared to $0.3 million for 1Q FY2012. The difference in clinical material reimbursement from the prior year period is primarily due to variability in the number of batches released to partners on a quarter-by-quarter basis.

Operating expenses for 1Q FY2013 were $29.3 million, compared to $22.0 million in the same quarter last year. Operating expenses in 1Q FY2013 include research and development expenses of $23.7 million, compared to $17.2 million in 1Q FY2012. This increase is primarily due to greater investment by the Company in aggressively advancing its wholly owned product candidates. It includes increased third-party costs to produce finished drug product for clinical use, increased personnel expenses, particularly stock compensation expense, and increased clinical trial costs. Operating expenses also include general and administrative expenses of $5.6 million in 1Q FY2013, compared to $4.8 million in 1Q FY2012. This increase is primarily due to increased personnel expenses, particularly stock compensation expense, and increased patent expenses.

ImmunoGen had approximately $233.6 million in cash and cash equivalents as of September 30, 2012 — inclusive of $94 million in net proceeds from the Company’s public stock offering in July 2012 — compared with $160.9 million as of June 30, 2012, and had no debt outstanding in either period. Cash used in operations was $21.0 million in 1Q FY2013, compared with $11.6 million in 1Q FY2012. Capital expenditures were $1.0 million and $0.6 million for the first three months of FY2013 and FY2012, respectively.

ImmunoGen’s financial guidance remains unchanged from that issued in August 2012. ImmunoGen expects its net loss for its fiscal year ending June 30, 2013 to be between $70 million to $74 million, its net cash used in operations to be between $78 million to $82 million, and its capital expenditures to be between $4 million to $5 million. Cash and cash equivalents at June 30, 2013 are anticipated to be between $172 million to $176 million.

“We believe that approval and launch of T-DM1 will begin a new era in the treatment of HER2+ cancer,” commented Gregory Perry, Executive Vice President and CFO. “It also will result in ImmunoGen starting to receive royalty revenue. We anticipate our current cash position, combined with the inflow of cash expected to be received from this and other of our partnerships, provides us with the financial resources needed to successfully advance our wholly owned products to proof-of-concept, at which point we have a number of development options.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-1472. Passcode is 4483380. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 9, 2012.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-killing agents specifically to tumor cells. There are now ten TAP compounds in clinical development, of which three are wholly owned by the Company. Marketing applications for trastuzumab emtansine (T-DM1), the most advanced compound using ImmunoGen’s TAP technology, have been submitted in the US and Europe. Roche is developing this compound globally under an agreement between ImmunoGen and Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin® is a registered trademark of Genentech.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2013 fiscal year; its cash and marketable securities as of June 30, 2013; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2012	2012
ASSETS

Cash and cash equivalents	$233,614	$160,938
Other assets	19,054	19,370

Total assets	$252,668	$180,308

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$15,428	$16,254
Long-term portion of deferred revenue and other long-term liabilities	79,928	80,164
Shareholders’ equity	157,312	83,890

Total liabilities and shareholders’ equity	$252,668	$180,308

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2012	2011

Revenues:
Research and development support	$1,377	$1,068
License and milestone fees	933	1,187
Clinical materials reimbursement	1,781	281

Total revenues	4,091	2,536

Expenses:
Research and development	23,700	17,161
General and administrative	5,639	4,841

Total operating expenses	29,339	22,002

Loss from operations	(25,248)	(19,466)

Other income (expense), net	56	(17)

Net loss	$(25,192)	$(19,483)

Net loss per common share, basic and diluted	$(0.30)	$(0.26)

Weighted average common shares outstanding, basic and diluted	83,350	76,364